EXHIBIT 10.32
CONSULTING SERVICES AGREEMENT

    THIS CONSULTING SERVICES AGREEMENT (this “Agreement”), is hereby made and entered into this 30th day of December 2021, by and between ANSYS, Inc., a Delaware corporation, having offices at 2600 ANSYS Drive, Canonsburg, Pennsylvania 15317 U.S.A. (hereinafter “ANSYS”), and Maria Shields, an individual residing at the address set forth in ANSYS’s books and records (hereinafter “Consultant”).

    WHEREAS, Consultant represents that she has expertise in the area of administration and finance and is ready, willing, and able to provide consulting services to ANSYS on the terms and conditions set forth herein; and

    WHEREAS, ANSYS, in reliance on Consultant’s representations, is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein;

    NOW, THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

SECTION 1
SCOPE OF SERVICES

1.1    Consultant shall provide the consulting services described in the attached Work Statement which is incorporated herein by reference as if set forth herein in full. ANSYS and Consultant agree that it is reasonably anticipated that Consultant’s services hereunder will require the Consultant to render services at a level that will not exceed 20% of the average level of Consultant’s services as an employee of the Company over the thirty-six (36)-month period preceding the effective date of Consultant commencing services under this Agreement of April 2, 2022 (the “Consulting Start Date”). The parties acknowledge that, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Consultant will have undergone a “separation from service,” within the meaning of Section 409A, from the Company upon the date of Consultant’s termination of employment with the Company on April 1, 2022.

    1.2    All work shall be performed at the Consultant’s facilities unless otherwise mutually agreed in writing and shall be performed in a workmanlike and professional manner.

    1.3    Anything herein to the contrary notwithstanding, the parties hereby acknowledge and agree that ANSYS shall have no right to control the manner, means or method by which Consultant performs the services called for by this Agreement. Rather, ANSYS shall be entitled only to direct Consultant with respect to the elements of services to be performed by Consultant and the Work Product (as defined below) to be delivered to ANSYS, to inform Consultant as to where and when such services shall be performed, and to review and assess the performance of such services by Consultant for the limited purposes of assuring that such services have been performed and confirming that the Work Product is satisfactory.

    1.4    During the consulting term provided in Section 2 hereof, Consultant will at all times be and remain an independent contractor. Consultant agrees and acknowledges that, during such consulting term, Consultant will not be treated as an employee of ANSYS or any of its affiliates for purposes of federal, state, local, or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, or any worker’s compensation law of any state or country and for the purposes of benefits provided to employees of ANSYS or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required during the consulting term, to pay any taxes on amounts paid to Consultant by ANSYS and its affiliates.

SECTION 2
TERM OF AGREEMENT

    2.1    The effectiveness of this Agreement is expressly conditioned upon the execution by and effectiveness of the General Release and Waiver of Claims expected to be entered into by ANSYS and the Consultant on April 1, 2022 (the “Release”). If the Release is revoked by Consultant and therefore does not become effective, then this Consulting Services Agreement will not go into effect and will be null and void.

2.2    This Agreement shall commence on the Consulting Start Date so long as the condition set forth in Section 2.1 is satisfied and, unless modified by mutual written agreement of the parties or terminated earlier pursuant to the terms of this Agreement, shall continue until July 2, 2022.

    2.5    Within ten (10) days of the expiration of this Agreement, Consultant shall comply with Section 6.2 hereof regarding return of documents and data, and shall also furnish to ANSYS all work in progress or portions thereof, including all incomplete work.

    2.6    The provisions of this Agreement pertaining to licenses, indemnification, limitation of liability, warranty disclaimers, confidentiality and any other sections which by reasonable interpretation are intended to survive the expiration or termination of this Agreement shall survive the expiration or termination.
SECTION 3
FEES, EXPENSES, AND PAYMENT

    3.1    In consideration of the services to be performed by Consultant, ANSYS shall pay Consultant fees and expenses in accordance with the terms of the applicable Work Statement.

    3.2     ANSYS, upon payment of such amounts identified in the Work Statement, shall have no further liability or obligation to Consultant whatsoever for any further fees, expenses, or other payment.

SECTION 4
RESERVED

SECTION 5
OWNERSHIP AND RIGHTS

    5.1    As used in this Agreement, the term “Intellectual Property” shall mean any rights under patent, mask work and other semiconductor chip protection, copyright, trade secret, trademark, or similar laws throughout the world; and the term “Invention” shall mean any idea, design, concept, method, development, process, formula, know-how, technique, invention, discovery, improvement or work of authorship, regardless of patentability, made, created, invented, developed and/or reduced to practice by Consultant, or jointly by Consultant with one or more employees or agents of ANSYS, during the term of this Agreement and in performance of any work under any Work Statement issued hereunder, provided that either (or both) the conception or reduction to practice thereof occurs during the term of this Agreement and in the performance of work under a Work Statement issued hereunder.

    5.2    All right, title, and interest in and to all Work Product, including all Intellectual Property rights embodied therein, shall be held by ANSYS, and all Work Product shall, to the extent possible, be considered works made by Consultant for hire for the benefit of ANSYS (collectively, “Work Product”). Consultant shall mark all Work Product with ANSYS’ copyright or other proprietary notice as directed by ANSYS and shall take all actions and offer all assistance deemed necessary by ANSYS to perfect ANSYS’ rights (including Intellectual Property rights) therein. In the event that the Work Product cannot constitute work made by Consultant for hire for the benefit of ANSYS under applicable law or in the event that Consultant should otherwise retain any rights to any Work Product, Consultant agrees to and hereby does assign all right, title, and interest in and to such Work Product to ANSYS, without further consideration, and shall take all actions and offer all assistance deemed necessary by ANSYS to perfect ANSYS’ rights, including, without limitation, execution of any documents of assignment or registration (e.g., of copyright or patent) requested by ANSYS respecting any and all Work Product.

    5.3    Consultant agrees to and hereby does assign to ANSYS, its successors, and assigns, all right, title and interest in and to all Inventions, including, without limitation, the right to seek protection by obtaining Intellectual Property (including, without limitation, patent) rights therefor and to claim all rights or priorities thereunder, and the same shall become and remain ANSYS’ property regardless of whether such protection is sought. Consultant shall promptly make a complete written disclosure to ANSYS of each Invention not otherwise clearly disclosed to ANSYS in the pertinent Work Product, specifically pointing out features or concepts that Consultant believes to be new or different. Consultant shall, upon ANSYS’ request and at ANSYS’ expense, cause to be filed or assist ANSYS with the filing of patent applications thereon, through attorneys or agents designated by ANSYS, and shall forthwith sign all such applications over to ANSYS, its successors, and assigns. Consultant shall give ANSYS all reasonable assistance in connection with the preparation and prosecution of any such patent applications and shall cause to be executed all such declarations, assignments and/or other instruments or documents as ANSYS may consider necessary or appropriate to carry out the intent of this Agreement.

    5.4    All right, title, and interest in and to any programs, systems, data, and materials furnished to Consultant by ANSYS are and shall remain the property of ANSYS.

    5.5     Consultant agrees to grant and hereby does grant to ANSYS, its successors, and assigns, the royalty-free, fully paid-up worldwide, nonexclusive right and license under any Intellectual Property rights owned by Consultant or with respect to which Consultant has a right to grant such rights and licenses, to the extent required by ANSYS to exploit the Work Product and to exercise its full rights in the Work Product, including, without limitation, the rights to make, have made, sell, offer for sale, have sold, import, have imported, copy, create derivative works, modify and distribute products and services based on or incorporating such Work Product.

    5.6.    ANSYS hereby grants to Consultant a limited, nonexclusive right and license to copy, create derivative works, modify and otherwise use any ANSYS Intellectual Property provided to Consultant hereunder, solely for the purpose of rendering the services set forth in a Work Statement. Such limited right and license shall extend to no other materials or for any other purpose and shall terminate automatically upon expiration or termination of this Agreement or any applicable Work Statement.

SECTION 6
CONFIDENTIAL INFORMATION

    6.1    Consultant acknowledges that in order to perform the services called for in this Agreement, a relationship of confidence and trust will exist between Consultant and ANSYS, and that ANSYS possesses and will continue to possess information that has been created, discovered, developed, or otherwise become known to ANSYS (including, without limitation, information created, discovered and/or developed by Consultant or arising out of the relationship contemplated hereby or in the course of work performed hereunder) or in which property rights have arisen in, been assigned to or otherwise conveyed to ANSYS, which information has commercial value in the business in which ANSYS is engaged or which relates to ANSYS’ actual or anticipated research and development activities. All such information is hereinafter referred to as “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, computer programs (whether in source or object code form), formulae, data (such as scientific, sales or technical data), information, designs, processes, procedures, know-how, improvements, Inventions, techniques, designs, developments, discoveries, marketing plans, strategies, forecasts, customer and supplier lists, and compilations of such information.

    6.2    Consultant agrees that all Proprietary Information shall be the sole property of ANSYS and its assigns, and ANSYS and its assigns shall be the sole owner thereof. At all times, both during the term of this Agreement and thereafter, Consultant will keep in strict confidence and trust all Proprietary Information or anything relating to such information, will not allow any unauthorized person access to Proprietary Information, either before or after the termination of this Agreement, and will take all action reasonably necessary to protect the confidentiality of Proprietary Information, including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of Proprietary Information. Consultant agrees to segregate all Proprietary Information from information of other companies and agrees not to reproduce Proprietary Information without ANSYS’ prior written consent. In the event of the expiration or termination of this Agreement for any reason or no reason, with or without cause, Consultant will deliver to ANSYS all documents and data of any nature pertaining to work performed hereunder and

Consultant will not, without the prior written consent of ANSYS, retain any documents or data of any description, or any reproduction containing or pertaining to any Proprietary Information.

6.3    Consultant’s obligations with respect to Proprietary Information shall not apply to any portion of the Proprietary Information which is presently or becomes publicly available or a matter of public knowledge or domain through no act or omission by Consultant; which is rightfully received by Consultant from a third party who is or was not bound in any confidential relationship to ANSYS; or which is required to be disclosed by a judicial or governmental order, in which case Consultant shall promptly notify ANSYS and take reasonable steps to assist in contesting such order or in protecting ANSYS’ rights prior to disclosure.

6.4    Consultant’s obligations of confidentiality under this Agreement shall not apply to the general skills and experience gained during the course of the services that Consultant could reasonably have been expected to acquire in similar work with another company.

6.5    Consultant acknowledges the following: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (b) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and, (c) an individual who files a lawsuit for retaliation against ANSYS for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.6    Notwithstanding the foregoing, nothing in this Agreement restricts or prohibits Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Proprietary Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Consultant is waiving her right to receive any individual monetary relief from ANSYS or any ANSYS subsidiary or affiliate resulting from such claims or conduct, regardless of whether she or another party has filed them. This Agreement does not limit Consultant’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Consultant does not need the prior authorization of ANSYS to engage in conduct protected by this Section 6, and Consultant does not need to notify ANSYS that she has engaged in such conduct.

SECTION 7
CONFIDENTIALITY OF AGREEMENT; PUBLICITY

    7.1    Both during the term of this Agreement and thereafter, Consultant shall not, without ANSYS’ express written permission, disclose the nature of the effort undertaken for ANSYS to any other person or entity, except as may be necessary to fulfill Consultant’s obligations hereunder.

SECTION 8
REPRESENTATIONS AND WARRANTIES

    Consultant makes the following representations and warranties for the benefit of ANSYS, as a present and ongoing affirmation of facts in existence at all times when this Agreement is in effect:

    8.1    Consultant represents and warrants that she is under no obligation or restriction, nor will she assume any such obligation or restriction, that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the work to be performed by Consultant under this Agreement and any Work Statements hereunder, or the Work Product to be provided to ANSYS. Consultant is the lawful owner or licensee of any software programs or other materials used by Consultant in the performance of the services called for in this Agreement and has all rights necessary to convey to ANSYS the unencumbered ownership of all Work Product. Consultant represents and warrants that no Work Product will constitute a derivative work of any preexisting work to which Consultant does not own full right and title or which Consultant lacks authority to transfer to ANSYS.

    8.2    Consultant represents and warrants that she is and will be the sole author of, or have adequate rights to use, all works employed by Consultant in preparing any and all Work Product; that she has and will have full and sufficient right to assign or grant the rights in the Work Product contemplated hereunder; that all Work Product do not and will not infringe or otherwise violate any Intellectual Property rights, privacy or similar rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, nor is such a claim pending, against Consultant (or, insofar as Consultant is aware, any entity from which Consultant has obtained such rights).

    8.3    Consultant represents and warrants that all Work Product shall be prepared in a workmanlike manner and with professional diligence and skill; that all Work Product will function on the machines and with operating systems for which they are designed; that all Work Product will conform to the specifications and functions set forth in any Work Statement relating thereto; and that Consultant will perform all work called for by each Work Statement issued hereunder in compliance with applicable law.

    8.4    Consultant’s performance of the services called for by this Agreement do not and shall not violate any applicable law, rule or regulation; any contracts with third parties; or any third-party rights, including, without limitation, Intellectual Property rights.

SECTION 9
CONFLICTS OF INTEREST

9.1    During the term of this Agreement, Consultant shall not engage in work or render services that will conflict with the relationship of trust and cooperation created hereby or that may otherwise conflict with Consultant’s obligations under this Agreement.

9.2    Consultant will promptly notify ANSYS in writing of and at such time(s) as any such conflict arises or is discovered.

SECTION 10
INDEMNIFICATION

    10.1    Consultant hereby indemnifies and agrees to hold harmless ANSYS, and all subsidiaries and affiliates of ANSYS, and their respective officers, directors, employees, stockholders and agents, from and against any and all claims, demands and actions and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorney fees, arising out of or relating to (i) the services performed by Consultant hereunder or any breach of the representations and warranties made by Consultant pursuant to Section 8 hereof, or (ii) a claim of infringement and/or misappropriation of Intellectual Property rights arising in connection with the Work Product or by virtue of the performance of Consultant’s obligations hereunder. Consultant’s obligations under this Section 10.1 shall survive the expiration or termination of this Agreement. ANSYS agrees to give Consultant prompt notice of any such claim, demand or action.

SECTION 11
LIMITATION OF LIABILITY

    11.1    ANSYS shall be liable to Consultant only for invoiced charges for work actually performed by Consultant up to the effective date of expiration or termination of this Agreement or applicable Work Statement and that meet the Acceptance Criteria set forth in the applicable Work Statement as well as for any charges preapproved by ANSYS that Consultant has already incurred and not been reimbursed for in connection with the applicable Work Statement.

    11.2    IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY THIRD PARTY CLAIM OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL NOT APPLY TO CONSULTANT’S POTENTIAL LIABILITY UNDER SECTION 10 OR ARISING FROM BREACHES OF HER OBLIGATIONS UNDER SECTIONS 6 AND 7.

    11.3    ANSYS makes no representations or guarantees, expressed or implied, regarding the total number of hours that Consultant may work or the total amount of revenue that may ultimately be derived by Consultant from ANSYS pursuant to this Agreement.

SECTION 12
RESERVED

SECTION 13
ANSYS STANDARD BUSINESS PRACTICES

13.1    Consultant has read and agrees to comply with the ANSYS Standard Business Practices, a copy of which is attached. Consultant will obey all pertinent ANSYS rules and security regulations while on ANSYS premises, including those relating to safeguarding of proprietary and competitively sensitive information.

SECTION 14
MISCELLANEOUS

    14.1    Neither party shall assign, transfer or subcontract this Agreement or any of its obligations hereunder without the prior written consent of the other.

    14.2    This Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Pennsylvania as they apply to a contract executed, delivered and performed solely in such Commonwealth, excluding its choice of law provisions and excluding the United Nations Convention on the International Sale of Goods. The parties agree to submit to the jurisdiction and venue of the state and federal courts located in the Commonwealth of Pennsylvania.

    14.3    The parties are and shall be independent contractors to one another and nothing herein shall be deemed to cause this Agreement to create an agency, partnership or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between ANSYS and either Consultant or any employee or agent of Consultant.

    14.4    All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act in the event of a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

    14.5    All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated in writing, and shall be delivered by hand or by registered or certified mail, postage prepaid.

    14.6    This Agreement is enforceable only by Consultant and ANSYS and its successors and assigns.

    14.7    Consultant understands that the materials and/or information being transmitted under the performance of this Agreement may be subject to U.S. Government laws and regulations regarding export or re-export. It is solely Consultant’s obligation to obtain all appropriate export licenses, keep required records, and comply fully with all applicable export control statutes and regulations.

    14.8    The parties agree that this Agreement and all Work Statements and related documents such as notices hereunder be written in English.

    14.9    If any provision of this Agreement or any Work Statement shall be ruled invalid, such provision shall be ineffective only to the extent of such invalidity and the remainder of this contract shall remain in full force and effect.

    14.10    This Agreement and each Work Statement pursuant to this Agreement set forth the entire understanding of the parties as to the subject matter therein and may not be modified except in a writing executed by both parties in ink. In the event of a conflict between this Agreement and any Work Statement, the terms of this Agreement shall control.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.

Address for correspondence:    Address for correspondence:
2600 ANSYS Drive    In ANSYS’ books and records                  Canonsburg, PA 15317

WORK STATEMENT

This Work Statement is pursuant to and governed by the Consulting Services Agreement entered into by the parties on December 30, 2021 (the “Agreement”).

I.    SCOPE OF WORK

A.    PROJECT DESCRIPTION
Consultant will be responsible for providing to ANSYS upon request consulting and support for ongoing matters that are being transitioned and for general knowledge transfer necessary due to Consultant’s retirement.

B.    TERM OF SERVICES
It is contemplated that all work to be performed by Consultant under this Work Statement shall be completed by Consultant by July 2, 2022.

II.    PAYMENT TERMS

A.    PAYMENT

The consulting fee will be $110,000.00 paid as follows.

ANSYS will make a single lump sum payment of $10,000.00 by check sent via regular U.S. mail to the Consultant at her address of record within fourteen days of the Consulting Start Date.

ANSYS will make 3 additional payments of $33,333.34 by check sent via regular U.S. mail to the Consultant at her address of record on the following dates: May 2, 2022, June 2, 2022 and July 2, 2022.

The above-referenced payments will be made via wire transfer if Consultant prefers by providing the following information: Bank Name, Bank Routing and Transit Number, Account Number, and Name on Account.

B.    TRAVEL EXPENSES
Only reasonable travel expenses approved in advance by ANSYS will be reimbursed. Travel expenses shall be separately listed by Consultant on her invoices. Travel expense invoices shall enumerate the date each travel expense was incurred, by whom it was incurred, the nature of the travel expense, and the provider of the service. Each invoice will be accompanied by all supporting receipts, bills, statements, or other similar documents. To be reimbursed, travel expenses must also comply with the following conditions:

Airfare:    ANSYS will only reimburse coach class airfare.

Lodging:    ANSYS will only reimburse single or double occupancy lodging in standard hotel rooms.

Food:    ANSYS will not reimburse expenses for alcohol or expenses for guests of Consultant, unless approved by an authorized ANSYS representative in advance.

Car:    ANSYS will only reimburse economy-class rental cars.

Other than the above, no travel expenses of Consultant incurred or arising out of the work performed under this Work Statement will be reimbursed.

If any reimbursement would constitute deferred compensation for purposes of Section 409A, such reimbursement will be subject to the following rules: (a) the amount to be reimbursed will be determined pursuant to the terms of the applicable benefit plan or policy and shall be limited to Consultant’s lifetime, (b) the amount eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (c) any reimbursement of an eligible executive shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) Consultant’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit.

IN WITNESS WHEREOF, the persons signing below warrant that they are duly authorized to sign for and on behalf of, the respective parties.

APPENDIX B

ANSYS STANDARD BUSINESS PRACTICES

ANSYS business partners play a key role in our continued growth and success. We sincerely appreciate your support of our efforts to provide high quality, high value products to our customers.

ANSYS believes in doing business with partners who share a high standard of ethical business practices. At ANSYS, our reputation is one of our greatest assets. If you believe that an ANSYS employee has engaged in some type of unethical behavior, you should immediately report the incident online at https://secure.ethicspoint.com/domain/en/report_custom.asp?clientid=1543 or by contacting the ANSYS Legal Department.

Because we value our relationships with our business partners, ANSYS also believes that our business relationships should be based upon clear written agreements. ANSYS does not do business based upon verbal agreements or email exchanges. We utilize formal written agreements:

• so that each party has a clear understanding of its rights and obligations
• to ensure that the objectives of the relationship are fulfilled
• to avoid conflicts with our business partners
• to keep business relationships on a professional basis

ANSYS abides by the terms of the written agreements it enters into and requires that its business partners do the same. Consequently, only an authorized official at ANSYS may enter into an agreement or modify or amend existing agreements.

Please review these business practices carefully and give a copy of this document to any of your associates with a need to know.

If you have any questions regarding our business practices, please contact the ANSYS Legal Department.